Exhibit 99

For Immediate Release
Contact:	Dan Bevevino Respironics, Inc. Chief Financial Officer 724-387-5235	Joe Calabrese Financial Relations Board General Contact 212-827-3772

Julie Tu Financial Relations Board General Contact 212-827-3772

Respironics to Present at the 26th Annual Cowen Health Care Conference

MURRYSVILLE, PA, March 7, 2006—RESPIRONICS, INC. (NASDAQ/NMS Symbol: RESP) today announced that John Miclot, President and Chief Executive Officer, will present at the 26th Annual Cowen Health Care Conference on Wednesday, March 8, 2006 at 3:20 p.m. EST. The conference is being held at The Marriott Copley Place in Boston. The presentation will be broadcast live over the Internet.

Mr. Miclot will be presenting Respironics’ vision and strategy for growth in the sleep and respiratory marketplaces. Mr. Miclot will also be discussing the company’s upcoming product launches, including the release of the new REMstar® M Series of obstructive sleep apnea devices. This new and enhanced line of devices will reside on a common platform that is compact and lightweight. The M Series features the company’s clinically proven C-Flex comfort-enhancing technology, improved humidification and a robust, consumer-oriented design.

The company has begun shipment of a limited number of REMstar Plus devices, the basic C-Flex model in the M Series, and will continue with the full release of this model in the U.S. during the month of March. The remaining devices in the new family of products will be rolled out over the next three months during the company’s fourth fiscal quarter of 2006. Additionally, Respironics introduced the new ComfortLite™ 2 patient interface product on March 6th. This new product features a pillows cushion as well as two low profile nasal interfaces giving patients the ability to personalize each mask for their unique comfort preferences.

About Respironics

Respironics is a leading developer, manufacturer and distributor of innovative products and programs that serve the global sleep and respiratory markets. Focusing on emerging market needs, the Company is committed to providing valued solutions to help improve outcomes for patients, clinicians and health care providers. Respironics markets its products in 131 countries and employs over 4,400 associates worldwide. Further information can be found on the Company’s Web site: www.respironics.com.

This document contains forward-looking statements, including statements relating to, among other things, developments in the healthcare industry; the success of the Company’s marketing, sales, and promotion programs; future sales and acceptance of the Company’s products and programs; the timing and success of new product introductions; new product development; anticipated cost savings; FDA and other regulatory requirements and enforcement actions; future results from acquisitions; acquisition integration; growth rates in foreign markets; regulations and other factors affecting operations and sales outside the United States (including potential future effects of the change in sovereignty of Hong Kong); foreign currency fluctuations; customer consolidation and concentration; increasing price competition and other competitive factors in the sale of products; interest rate fluctuations; expiration of intellectual property rights; intellectual property and related litigation; other litigation; future levels of earnings and revenues; and third party reimbursement, all of which are subject to change. Actual results may differ materially from those described in any forward-looking statements. Additional information on potential factors that could affect the Company’s financial results are included in the reports filed with the SEC, including the reports on Form 10-K, 10-Q and 8-K.

© 2006 Respironics, Inc. and its affiliates